AMENDMENT NO. 14 TO

PROFUNDS MONEY MARKET FUND MINIMUM YIELD AGREEMENT

This amendment No. 14 ("Amendment") to the Money Market Fund Minimum Yield Agreement made as of May 1, 2009, by and between each of ProFunds, on behalf of Government Money Market ProFund and ProFund VP Government Money Market, and ProFund Advisors LLC (the "Agreement"), is entered into as of this 14th day of March 2023.

This Amendment is entered into to modify the Agreement as" follows:

1. The Agreement shall renew for the additional one year period of May 1, 2023 through April 30, 2024.

2. Except as expressly modified by this Amendment, the terms of the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Amendment as of the date set forth above.

Accepted by:

PROFUND ADVISORS LLC,	PROFUNDS,
a Maryland limited liability company	a Delaware statutory trust
/s/ Michael Sapir	By: /s/ Todd Johnson
By:________________________________
Michael L. Sapir	Todd B. Johnson
Chief Executive Officer	President